Exhibit 99.1

NEWS RELEASE
CONTACT:                      Lara Mahoney
440-329-6393

INVACARE CORPORATION REPORTS IMPROVED EARNINGS AND STRONG ORGANIC NET SALES GROWTH FOR THE FIRST QUARTER OF 2011

ELYRIA, Ohio – (April 28, 2011) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2011.

CEO SUMMARY

Commenting on Invacare's first quarter 2011 results, Gerald B. Blouch, President & Chief Executive Officer, stated, “Invacare is off to a solid start in 2011. The Company achieved 6.1% organic net sales growth in the quarter with increases in all business segments. Adjusted earnings per share(a) for the quarter of $0.32 increased 39% over the first quarter last year. In addition, the Company generated free cash flow(c) of $5.6 million, which is a testament to effective management of working capital in a growth environment.”

Focusing on the outlook for 2011, Blouch continued, “Invacare is confident that the momentum from this quarter will continue to deliver positive results for its shareholders in 2011. As a result of the performance in the first quarter, the Company is narrowing its 2011 guidance on organic net sales growth to 3% to 4% from previous guidance of 2% to 4%. Although rising commodity and freight costs and the potential for fluctuations in foreign exchange rates are being managed through ongoing cost reduction projects and selective price increases, the Company is maintaining previous 2011 guidance on adjusted earnings per share(a) of $2.05 to $2.15 and free cash flow(c) between $85 and $95 million.”

HIGHLIGHTS FOR THE FIRST QUARTER

•
Earnings per share on a GAAP basis increased 156% for the quarter to $0.23 versus $0.09 last year. The results were negatively impacted by $0.15 per share ($4.9 million net after-tax expense) and $0.11 per share ($3.8 million net after-tax expense) for the quarters ended March 31, 2011 and 2010, respectively, related to early convertible debt extinguishment charges.

•	Adjusted earnings per share(a) increased 39% for the quarter to $0.32 versus $0.23 last year
•	Free cash flow(c) for the quarter was $5.6 million as compared to $5.8 million last year (free cash flow(c) in the first quarter of 2010 benefited from the collection of a $7.8 million tax receivable)
•	Organic net sales increased 6.1% for the quarter with increases across all business segments versus first quarter last year
•	Adjusted EBITDA(d) of $28.8 million for the quarter as compared to $27.9 million last year
•	Reduction in debt outstanding of $4.1 million for the quarter, leading to a ratio of debt to adjusted EBITDA(d) of 1.9, comparable to the fourth quarter of last year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the quarter were $0.23 ($7.5 million net earnings) as compared to earnings per share for the same period last year of $0.09 ($3.1 million net earnings). Net earnings for the quarter were negatively impacted by $0.15 per share ($4.9 million net after-tax expense) for early debt extinguishment charges compared to $0.11 per share ($3.8 million net after-tax expense) last year. Adjusted earnings per share(a) were $0.32 for the first quarter of 2011 as compared to $0.23 for the first quarter of 2010. Adjusted net earnings(b) for the quarter were $10.5 million versus $7.6 million for the first quarter last year. Adjusted net earnings(b) for the quarter were positively impacted by net sales growth and reduced interest expense partially offset by a reduced gross margin, higher selling, general and administrative (SG&A) expenses and a higher effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter increased 6.5% to $428.5 million versus $402.2 million last year. Organic net sales for the quarter increased 6.1% over the same period last year driven by increases in all business segments. The first quarter impact of foreign currency translation and acquisitions for all business segments and the consolidated Company as compared to last year is provided in a table accompanying this release.

Gross margin as a percentage of net sales for the first quarter was lower by 0.6 of a percentage point compared to last year’s first quarter. The margin decline was related to mix toward lower margin products, mix toward lower margin customers, pricing pressures and increased freight costs partially offset by favorable cost reduction projects.

Selling, general and administrative expense increased 3.9% to $105.8 million in the first quarter compared to $101.8 million in the first quarter last year. Foreign currency translation increased SG&A expense by 0.6 of a percentage point while an acquisition increased SG&A expense by 2.0 percentage points. Excluding foreign currency translation and acquisitions, SG&A expense increased by 1.3% compared to the first quarter of last year driven by associate costs and bad debt expense.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended March 31, 2011, North America/HME net sales increased 6.1% to $185.6 million compared to $175.0 million in the same period last year, driven by increases in rehab, respiratory and standard product lines. Organic net sales for North America/HME increased 4.0%, primarily driven by increased net sales of oxygen concentrators, custom power and custom manual wheelchairs and beds.

For the first quarter, North America/HME earnings before income taxes were $13.3 million as compared to earnings before income taxes of $11.5 million last year. The $1.8 million increase in earnings before income taxes was principally the result of reduced interest expense, volume increases and cost reduction activities partially offset by mix toward lower margin products, mix toward lower margin customers, price declines in certain standard products, higher freight costs and increased SG&A spending, primarily in associate costs and bad debt expense.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the first quarter increased 6.2% to $74.0 million compared to $69.7 million for the same period last year. The net sales increase was across all major product lines. Earnings before income taxes for the first quarter increased to $1.2 million as compared to $0.9 million last year primarily as a result of volume increases and cost reduction initiatives partially offset by mix toward lower margin products, increased freight costs and SG&A expense, primarily in distribution and associate costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter increased by 24.1% to $27.6 million compared to $22.3 million last year. Organic net sales increased 23.2% primarily driven by unexpectedly strong net sales of institutional beds due in part to funding availability in the first quarter. Earnings before income taxes increased to $4.1 million as compared to $1.8 million last year as a result of volume increases and cost reduction initiatives partially offset by increased freight costs and unfavorable foreign exchange impact related to the strengthening of the Canadian dollar.

EUROPE

For the first quarter, European net sales increased 3.1% to $121.4 million versus $117.7 million last year. Organic net sales for the quarter increased 6.2%, which was attributable to increases in net sales in the standard and respiratory product lines. For the first quarter, earnings before income taxes were $5.0 million as compared to $4.5 million last year. The earnings before income taxes increase was largely attributable to volume increases, cost reduction activities and favorable foreign currency transactions partially offset by mix toward lower margin products.

ASIA/PACIFIC

For the first quarter, Asia/Pacific net sales increased 13.0% to $19.8 million versus $17.5 million last year. Organic net sales for the quarter increased 4.1% driven by the Company’s Australian distribution business and by the Company’s subsidiary which produces microprocessor controllers. For the first quarter, earnings before income taxes were $1.1 million as compared to $0.8 million last year.  The increase in earnings before income taxes is primarily attributable to volume increases and cost reduction activities partially offset by increased SG&A expense related to associate costs and unfavorable foreign currency transactions.

FINANCIAL CONDITION

Total debt outstanding was $267.1 million as of March 31, 2011, as compared to $271.2 million as of December 31, 2010 (including the convertible debt discount, which reduced convertible debt and increased equity by $20.2 million as of March 31, 2011, and by $25.1 million as of December 31, 2010). The convertible debt discount decreased $4.9 million during the quarter, primarily as a result of the extinguishment of convertible debt.

The Company reported $5.6 million of free cash flow(c) in the first quarter of 2011 as compared to $5.8 million of free cash flow(c) in the first quarter of 2010. The principal drivers of free cash flow(c) in the first quarter were improved profitability partially offset by increased inventory levels and a reduction in accrued expenses. Free cash flow(c) in the first quarter of 2010 benefited from the collection of a tax receivable of $7.8 million.

The Company utilized cash on hand and free cash flow(c) generated during the quarter to buy back 492,500 shares of the Company’s common stock, fund the premium paid on the repurchase of $13.5 million par value of convertible debt and reduce total debt outstanding in the quarter by $4.1 million. The Company’s ratio of debt to adjusted EBITDA(d) was 1.9 as of March 31, 2011, comparable to December 31, 2010.

Days sales outstanding were 52 days at the end of the first quarter of 2011 versus 56 days at the end of the first quarter of 2010 and 50 days at the end of last year. Inventory turns at the end of the first quarter of 2011 were 5.8 compared to 5.8 at the end of the first quarter 2010 and 6.2 at the end of 2010.

OUTLOOK

During the first quarter, the global economy continued to experience freight and commodity cost increases. The Company’s supplier contracts negated most of the impact from commodity increases in the first quarter, but it expects to experience more commodity pressures starting in the second quarter. The Company is actively managing this exposure with adjustments to pricing and freight. For instance, the North America/HME segment recently announced a price increase for certain products effective May 1, 2011. The Company’s other segments are in the process of reviewing whether freight and product price increases may be appropriate for their businesses.

The Company continues to closely monitor the tragedy in Japan and its impact on the global supply chain.  Invacare sources a few key electronic components from suppliers in Japan. As many uncertainties continue to exist in the region that could possibly lead to disruption in Invacare’s supply chain, the Company is developing supplier and component alternatives to be implemented if necessary.

On April 5, 2011, the Company entered into an amendment to its credit agreement that reduces the applicable interest rate related to both LIBOR and Base Rate Option borrowings by 75 basis points. In addition, the amendment increases the aggregate amount of the Company’s equity that may be repurchased by the Company.

The Company is providing updates to the Food & Drug Administration (FDA) regarding the improvements that it is making in response to the regulatory compliance concerns raised by the FDA in 2010. The Company is in the process of adding resources to its regulatory affairs and corporate compliance departments and engaging outside experts to accelerate implementation of its corrective actions.

In regards to National Competitive Bidding (NCB) in the United States, the Company has been monitoring the progress of the first round that went into effect in nine metropolitan service areas (MSA) on January 1, 2011. As expected, the Company did not see a significant impact to its business in the first quarter related to this first round of bidding. Invacare will continue to work with the industry to implement meaningful changes to the program. In April, the Centers for Medicare and Medicaid Services (CMS) announced that it would delay by six months the implementation of NCB to July 2013 when the program is to be extended to an additional 91 MSAs. Although this does not indicate that any changes will be made to the program, it does give the industry more time to communicate with the government and work toward a better solution.

With these factors in mind, the Company updates and reconfirms its 2011 guidance as follows:

•	Organic net sales growth between 3% and 4% (narrowed from original guidance between 2% and 4%);

•	Adjusted earnings per share(a) between $2.05 and $2.15;

•	Free cash flow(c) between $85 million and $95 million;

•	Effective tax rate of approximately 30% on adjusted pre-tax annual earnings; and

•	Adjusted EBITDA(d) between $145 million and $155 million.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company’s convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 488,000 and 425,000 shares for the three months ended March 31, 2011 and 2010, respectively. The Company has excluded the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of amortization of the convertible debt discount recorded in interest expense ($0.6 million and $1.0 million pre-tax for the three months ended March 31, 2011 and 2010, respectively), loss on debt extinguishment including debt finance charges and fees ($4.9 million and $4.4 million pre-tax for the three months ended March 31, 2011 and 2010, respectively) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s previous senior secured credit facility as well as the Company’s new revolving credit facility. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 60274328. A digital recording will be available two hours after completion of the conference call from April 28, 2011 to May 5, 2011. To access the recording, US/Canada callers should dial 1-800-642-1687, or +1-706-645-9291 for international callers, and enter the Conference ID 60274328.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,300 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2010 Fortune 1000 list and to the 2010 Industry Week U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted); legal actions, regulatory proceedings or governmental investigations (including, for example, compliance costs or other adverse effects of enforcement actions which could arise from the Company’s current, ongoing FDA investigations); product liability claims; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; natural disasters that lead to supply chain disruptions beyond the Company’s control; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of or inability to attract and maintain the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,
	2011	2010
Net sales	$428,498	$402,240
Cost of products sold	305,492	284,527
Gross profit	123,006	117,713
Selling, general and administrative expense	105,777	101,777
Loss on debt extinguishment including debt finance charges and associated fees	4,881	4,386
Interest expense – net	2,344	6,244
Earnings before income taxes	10,004	5,306
Income taxes	2,550	2,200
Net earnings	$7,454	$3,106

Net earnings per share – basic	$0.23	$0.10
Weighted average shares outstanding – basic	32,174	32,349

Net earnings per share – assuming dilution	$0.23	$0.09
Weighted average shares outstanding – assuming dilution	33,015	32,969

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended March 31,
	2011	2010
Net earnings	$7,454	$3,106
Interest expense	2,610	6,392
Income taxes	2,550	2,200
Depreciation and amortization	8,795	9,107
EBITDA	21,409	20,805
Bank fees	1,132	1,189
Loss on debt extinguishment including debt finance charges and associated fees	4,881	4,386
Stock option expense	1,412	1,557
Adjusted EBITDA(1)	$28,834	$27,937

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s previous senior secured credit facility as well as the Company’s new revolving credit facility.  In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended March 31,
	2011	2010
Net earnings per share – assuming dilution	$0.23	$0.09
Weighted average shares outstanding – assuming dilution	33,015	32,969
Net earnings	$7,454	$3,106
Income taxes	2,550	2,200
Earnings before income taxes	10,004	5,306
Amortization of discount on convertible debt	593	1,000
Loss on debt extinguishment, including debt finance charges and associated fees	4,881	4,386
Adjusted earnings before income taxes	15,478	10,692
Income taxes	5,000	3,050
Adjusted net earnings	$10,478	$7,642

Weighted average shares outstanding – assuming dilution	33,015	32,969
Less: Diluted shares related to convertible debt	(488)	(425)
Adjusted weighted average shares outstanding – assuming dilution	32,527	32,544
Adjusted earnings per share – assuming dilution(2)	$0.32	$0.23

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The dilutive effect of shares necessary to settle the conversion spread on the Company’s convertible debentures is included in the calculation of GAAP earnings per share.  The share adjustment is 488,000 and 425,000 shares for the three months ended March 31, 2011 and 2010, respectively. The Company has excluded these shares from the calculation of adjusted earnings per share as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $32,811,000 and $32,496,000 for the three months ended March 31, 2011 and 2010, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended March 31,
	2011	2010
Revenues from external customers
North America / HME	$185,613	$174,986
Invacare Supply Group	74,046	69,718
Institutional Products Group	27,641	22,278
Europe	121,387	117,728
Asia/Pacific	19,811	17,530
Consolidated	$428,498	$402,240

Earnings (loss) before income taxes
North America / HME	$13,252	$11,547
Invacare Supply Group	1,195	868
Institutional Products Group	4,121	1,807
Europe	4,960	4,534
Asia/Pacific	1,051	817
All Other	(14,575)	(14,267)
Consolidated	$10,004	$5,306

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings (loss) before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of currency translation and acquisitions comparing quarters ended March 31, 2011 to March 31, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	6.1%	0.5	1.6	4.0%
Invacare Supply Group	6.2	-	-	6.2
Institutional Products Group	24.1	0.9	-	23.2
Europe	3.1	(3.1)	-	6.2
Asia/Pacific	13.0	8.9	-	4.1
Consolidated	6.5%	(0.3)	0.7	6.1%

*Adjusted net sales percent change equal to reported net sales change less impact of currency and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2011	December 31, 2010
Current Assets
Cash and cash equivalents	$32,632	$48,462
Trade receivables – net	253,449	252,004
Inventories – net	183,254	174,375
Deferred income taxes and other current assets	53,268	51,318
Total Current Assets	522,603	526,159

Other Assets	116,618	116,395
Plant and equipment – net	131,332	130,763
Goodwill	533,388	507,083
Total Assets	$1,303,941	$1,280,400

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$145,756	$143,753
Accrued expenses	123,311	130,079
Accrued income taxes	4,934	8,502
Short-term debt and current maturities of long-term debt	4,838	7,974
Total Current Liabilities	278,839	290,308

Long-Term Debt	242,016	238,090
Other Long-Term Obligations	105,114	99,591

Shareholders’ Equity	677,972	652,411
Total Liabilities and Shareholders’ Equity	$1,303,941	$1,280,400

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$8,943	$10,249
Less:
Purchases of property and equipment, net	(3,339)	(4,465)
Free Cash Flow	$5,604	$5,784

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).